EXHIBIT 99.4


                                       FOR:   Consolidated Graphics, Inc.

                               APPROVED BY:   Ronald E. Hale, Jr.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                   CONTACT:   Betsy Brod/Jonathan Schaffer
                                              Media: Merridith Ingram/
                                                     Heather Fox
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

               CONSOLIDATED GRAPHICS TO ACQUIRE ANDERSON PRINTING
                            OF HOLLYWOOD, CALIFORNIA

     HOUSTON, TEXAS - July 1, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire Anderson Printing of Hollywood, California. Anderson is a high quality, full-service commercial printing company serving a wide variety of entertainment companies, advertising agencies and design firms in the greater Los Angeles marketplace. The current management team of Drew Andresen and Luke Westlake will continue with the company upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With the addition of Anderson Printing, we strengthen our position in the important Los Angeles market. Anderson has distinguished itself over the past 35 years with their ability to handle a wide variety of projects from high quality sheet-fed printing to specialty packaging to three-dimensional products. We look forward to supporting Drew and Luke as they continue to grow their company."

     Mr. Andresen added, "We at Anderson Printing have taken great pride over the years in our ability to satisfy many customer needs under one roof. With the considerable financial and managerial resources available with Consolidated Graphics, we look to build on this great tradition."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies in 25 states and the District of Columbia with annualized revenues in excess of $650 million. For more information visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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